Exhibit 99.1


           Hub International Reports First Quarter Results;
               Revenue Increases 12% to $134.1 Million;
           Adjusted Net Earnings Grow 17% to $20.9 Million

    CHICAGO--(BUSINESS WIRE)--April 27, 2006--Hub International Limited (NYSE:HBG) (TSX:HBG) reported today that revenue growth, core expense discipline and higher-than-anticipated contingent income led to strong earnings for the first quarter 2006.
    "We are off to a solid start in 2006, with measurable progress on all fronts," said Martin P. Hughes, chairman and chief executive officer. "Revenue is up, net earnings are stronger, acquisitions are being integrated smoothly and costs are under control. Our strategies for long-term growth are gaining momentum."
    Revenue for the period ended March 31, 2006 rose 12% to $134.1 million from $119.2 million, including both the impact of acquisitions and 3% organic (internal) growth. A stronger Canadian dollar added approximately two percentage points to the organic growth rate. Organic growth, similar to the same-store-sales calculation employed by retailers, measures revenue changes at operations owned at least a year. Hughes noted that average premium rates continue to be lower than in the prior year.

    Core commissions rise 15% to $99.9 million

    Core commissions, which exclude contingent commissions and other income, increased 15% to $99.9 million from $86.9 million. Contingent commissions rose 7% to $31.2 million from $29.2 million. Of the $2.0 million increase in contingent commissions, approximately $0.7 million represents payments that were received in the second quarter 2005. Contingent commissions represented 23% of first quarter revenue in 2006, down from 24% in the first quarter 2005.
    U.S. revenue increased 13% to $96.0 million from $84.6 million, including 1% organic growth. Core commissions rose 17% to $71.2 million from $61.1 million, while contingent commissions increased 8% to $22.5 million from $21.0 million. In Canada, revenue increased 10% to $38.0 million from $34.6 million, including organic growth of 9%. A stronger Canadian dollar added six percentage points to the revenue growth in Canada. Core Canadian commissions grew 11% to $28.7 million from $25.8 million, while contingent commissions grew 5% to $8.6 million from $8.2 million.

    Compensation and overhead expense decline 117 basis points

    Expense control contributed to stronger net earnings on both a GAAP and on an adjusted basis (as set out below), Hughes noted. Cash compensation expense increased 9% to $68.4 million from $62.5 million in the year-earlier quarter, while declining to 51% of revenue from 52% in 2005. Selling, occupancy and administration expense rose 14% to $22.4 million from $19.6 million, rising to 17% of revenue from 16% a year ago. Combined, these two major cost categories fell 117 basis points as a percentage of revenue from the first quarter 2005. Hub's stated goal is to reduce these two expense items by a combined 50-150 basis points per year, as a percentage of revenue. Total compensation, including the Talbot earnout (explained below) and other non-cash stock based items, rose 4% to $74.7 million from $71.5 million, but declined to 56% of revenue from 60% a year earlier.
    Interest expense increased 28% to $3.0 million from $2.4 million, while intangible amortization expense rose 79% to $3.3 million from $1.8 million. The increase in interest expense reflected higher interest rates while the higher amortization expense relates to acquisition activity in 2005. As a percentage of income, both expenses held steady at about 2% of revenue.
    Hub's effective tax rate decreased to 41.8% from 43.9% in the first quarter of 2005, due primarily to a decrease in compensation expense related to the Talbot earnout which is not deductible for tax purposes. Excluding the Talbot earnout, the effective tax rate rose slightly to 36.0% in the first quarter 2006 from 35.1% a year earlier.

    Adjusted earnings increase 17%

Results described are net of tax   2006     2005     2006     2005
----------------------------------------------------------------------
                                  (000's)  (000's)   Per      Per
                                                     diluted  diluted
                                                     share    share
----------------------------------------------------------------------
Net earnings reported under
 Canadian and U.S. GAAP for
 quarter ended March 31            $16,466  $16,480    $0.46    $0.47
----------------------------------------------------------------------
Impact of compensation for Talbot
 earnout                            $4,664   $7,194    $0.13    $0.20
----------------------------------------------------------------------
Impact of foreign exchange           $(389)   ($668)  $(0.01)  ($0.02)
----------------------------------------------------------------------
Impact of gain on forgiveness of
 debt                                 $---  ($2,925)    $---   ($0.08)
----------------------------------------------------------------------
Impact of gain on disposal of
 assets of certain brokerages        $(133) $(1,913)    $---   $(0.05)
----------------------------------------------------------------------
Impact of discontinued operations     $279    $(373)   $0.01   $(0.01)
----------------------------------------------------------------------
Net Earnings Adjusted for Above
 Items                             $20,887  $17,795    $0.59    $0.51
----------------------------------------------------------------------

    Reported net earnings from continuing operations increased 4% to $16.7 million in the first quarter 2006 compared to 2005, while earnings per diluted share from continuing operations increased 2% to $0.47. However, adjusting for the impact of the items in the table above, adjusted earnings increased 17% to $20.9 million in the first quarter 2006 from $17.8 million in the first quarter 2005. Adjusted net earnings per share as set out above increased 16% to $0.59 per share from $0.51 per share a year ago. The weighted average number of fully diluted shares outstanding increased slightly to 37.0 million in the first quarter 2006 from 36.4 million a year ago.

    Convertible debenture conversion considered

    Hub reported cash and cash equivalents of $166.5 million at March 31, 2006, up 137% from $70.1 million at December 31, 2005. The higher cash level included $80.0 million utilized to complete the acquisition of three brokerages from Citizens Financial Group, which closed April 1, 2006. Excluding cash for this acquisition, cash and cash equivalents were up 23% to $86.5 million.
    Net debt declined 23% to $81.1 million at March 31, 2006 from $105.2 million a year earlier. Net debt includes $35.0 million of 8.5% subordinated convertible debentures, due June 28, 2007, to certain subsidiaries of Fairfax Financial Holdings Limited. Hub can require conversion of these debentures into Hub common shares after June 28, 2006, at a conversion price of CDN$17.00 per share, if Hub's weighted average closing price per share on the Toronto Stock Exchange is at least CDN$19.00 over a period of 20 consecutive trading days. If converted, Fairfax would have owned approximately 30% of Hub's outstanding shares at March 31, 2006. Hughes noted that the potential number of converted shares is already included in Hub's diluted share count. A final decision will be made by the company as the conversion date approaches. In the meantime, the company continues to include the debentures in long-term debt.

    Trends and outlook

    Looking out to the remainder of the year, Hughes commented, "We expect continued declines in premium levels in the second half of 2006, however that should not preclude our ability to grow organically."
    Acquisition activity continues to be robust, as well. During 2005, Hub acquired 15 brokerages with aggregate annualized revenue of approximately $45.9 million. In the first quarter of 2006, Hub acquired five brokerages with aggregate annualized revenue of $5.1 million.
    "We are pleased with the integration of our recently acquired businesses," Hughes said. "We are also enthused about the collaborative marketing activities anticipated with the April 2006 acquisition of three brokerages from Citizens Financial Group, which had aggregate revenue of approximately $45 million in 2005. We are working with CFG to provide expanded insurance brokerage services to more of their client base."

    The Talbot Charge

    Hub discloses the impact of compensation related to the Talbot acquisition in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Total consideration paid to acquire Talbot includes both $90 million cash paid to Safeco Corporation and the issuance of Hub shares, or comparable amounts of cash, to approximately 70 Talbot executives. The total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) for acquired brokerages.
    As the executives participating in this earnout were not shareholders of Talbot prior to the sale, the earnout compensation they receive under the terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    Hub has the option to pay the executives with cash or shares. The first Talbot earnout payment in the amount of $16.4 million was paid in cash on September 1, 2005. The second payment of $19.0 million was paid in March 2006 in common shares. Management expects the final payment to be made in common shares. However, the choice of cash, shares or a combination thereof will depend on circumstances at the time of payment.
    In the first quarter of 2006, Hub recorded $4.7 million of compensation expense for Talbot, based on a total estimated earnout liability of approximately $55 million. The amount of this compensation may vary from quarter to quarter, reflecting profitability of Talbot. It is anticipated that the total charge to earnings for the Talbot earnout, including payments made to date, will be as follows:

2004 $14.4 million (actual)

2005 $28.7 million (actual)

2006 $9.9 million (estimate)

2007 $1.8 million (estimate)

    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 8:30 a.m. (CT), 9:30 a.m. (ET) today, April 27, 2006. This call is being webcast by Thompson/CCBN and can be accessed at Hub International's Web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can also access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth (unaudited)
For the three months ended March 31, 2006
(in thousands of U.S. dollars, except percentages)


                                                     Net
                 Revenue                          Adjustments
            ------------------           Total       For       Organic
              First quarter     Total    Growth (Acquisitions) Growth
              2006     2005   Change ($)  (%)   And Disposals    (%)
            ----------------------------------------------------------
Total
-----
Commission
 Income      $99,892  $86,914   $12,978     15%       $(10,407)     3%
Contingent
 Commissions
 and Volume
 Overrides    31,169   29,160     2,009      7%           (983)     4%
Other Income   3,007    3,107      (100)    -3%            266      5%
            ----------------------------------------------------------
Total       $134,068 $119,181   $14,887     12%       $(11,124)     3%
            ----------------------------------------------------------

USA
---
Commission
 Income      $71,201  $61,098   $10,103     17%       $(10,034)     -%
Contingent
 Commissions
 and Volume
 Overrides    22,533   20,957     1,576      8%           (983)     3%
Other Income   2,291    2,553      (262)   -10%            268      -%
            ----------------------------------------------------------
Total        $96,025  $84,608   $11,417     13%       $(10,749)     1%
            ----------------------------------------------------------

Canada
-------
Commission
 Income      $28,691  $25,816    $2,875     11%          $(373)    10%
Contingent
 Commissions
 and Volume
 Overrides     8,636    8,203       433      5%              -      5%
Other Income     716      554       162     29%             (2)    29%
            ----------------------------------------------------------
Total        $38,043  $34,573    $3,470     10%          $(375)     9%
            ----------------------------------------------------------


   Notes:   1. Organic growth is a non-GAAP measure.
            2. Total and Canadian organic growth rates above include
               the impact of changes in foreign currency.


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings Data (unaudited)
For the three months ended March 31, 2006 and 2005
(in thousands of U.S. dollars, except per share amounts)

                                                    First quarter
                                                  2006        2005
                                              ------------------------

Revenue
  Commission income                               $99,892     $86,914
  Contingent commissions and volume overrides      31,169      29,160
  Other                                             3,007       3,107
                                              ------------------------
                                                  134,068     119,181
                                              ------------------------

Expenses
  Compensation (includes Talbot earnout
   compensation of $4,664 and $7,194,
   respectively, and other non-cash stock
   based compensation of $1,635 and $1,804,
   respectively)                                   74,666      71,466
  Selling, occupancy and administration            22,398      19,615
  Depreciation                                      2,142       2,064
  Interest expense                                  3,043       2,382
  Intangible asset amortization                     3,276       1,833
  Gain on disposal of subsidiaries, property,
   equipment and other assets                        (221)     (2,412)
  Gain on forgiveness of debt                           -      (4,500)
                                              ------------------------
                                                  105,304      90,448
                                              ------------------------

Net earnings from continuing operations
 before income taxes                               28,764      28,733
                                              ------------------------

Provision for income tax expense (benefit)
  Current                                          11,758      13,604
  Future                                              261        (978)
                                              ------------------------
                                                   12,019      12,626
                                              ------------------------
Net earnings from continuing operations            16,745      16,107
Net earnings (loss) from discontinued
 operations                                          (279)        373
                                              ------------------------
Net earnings                                       16,466      16,480
                                              ------------------------
Interest on subordinated convertible
 debentures                                           475         475
Dividends in lieu on restricted share units            29          28
                                              ------------------------
Diluted net earnings                              $16,970     $16,983
                                              ------------------------
                                              ------------------------

Basic earnings (loss) per share
  Continuing operations                             $0.53       $0.53
  Discontinued operations                           (0.01)       0.01
                                              ------------------------
  Total operations                                  $0.52       $0.54
                                              ------------------------

Diluted earnings (loss) per share
  Continuing operations                             $0.47       $0.46
  Discontinued operations                          $(0.01)      $0.01
                                              ------------------------
  Total operations                                  $0.46       $0.47
                                              ------------------------

Weighted average shares outstanding
  - Basic  (000's)                                 31,756      30,368
Weighted average shares outstanding
  -  Diluted (000's)                               36,981      36,382


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheet Information (unaudited)
As of March 31, 2006 and December 31, 2005
(in thousands of U.S. dollars)
                                                  2006         2005
                                              -----------  -----------

Assets
Current assets:
Cash and cash equivalents                       $166,500      $70,118
Trust cash                                        64,668      113,349
Accounts and other receivables                   175,652      230,654
Income taxes receivable                            3,895        6,001
Future income taxes                                4,516        4,971
Prepaid expenses                                   5,643        6,436
                                              -----------  -----------
Total current assets                             420,874      431,529

Goodwill                                         425,528      421,158
Other intangible assets                          103,899      105,007
Property and equipment                            28,737       28,160
Future income taxes                                4,739        4,528
Other assets                                      10,013       10,971
                                              -----------  -----------
Total assets                                    $993,790   $1,001,353
                                              -----------  -----------
                                              -----------  -----------

Liabilities and Shareholders' Equity
Current liabilities:
Bank Debt                                        $75,000           $-
Accounts payable and accrued liabilities         261,299      384,174
Income taxes payable                               9,046        4,344
Future income taxes                                  353          359
Current portion long-term debt and capital
 leases                                            6,451        4,910
                                              -----------  -----------
Total current liabilities                        352,149      393,787

Long-term debt and capital leases                131,158      135,363
Subordinated convertible debentures               35,000       35,000
Future income taxes                               17,922       17,277
                                              -----------  -----------
Total liabilities                                536,229      581,427
                                              -----------  -----------

Commitments and contingencies

Shareholders' equity
Share capital                                    291,914      270,199
Contributed surplus                               18,675       16,989
Cumulative translation account                    31,860       31,893
Retained earnings                                115,112      100,845
                                              -----------  -----------
Total shareholders' equity                       457,561      419,926
                                              -----------  -----------
Total liabilities and shareholders' equity      $993,790   $1,001,353
                                              -----------  -----------
                                              -----------  -----------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flow Information (unaudited)
For the three months ended March 31, 2006 and 2005
(in thousands of U.S. dollars)

                                                   First quarter
                                              ------------------------
                                                  2006        2005
                                              ------------------------

Operating activities
Net earnings                                      $16,466     $16,480
Items not affecting cash:
  Amortization and depreciation                     5,418       3,940
  Gain on disposal of subsidiaries, property,
   equipment and other assets                         167      (2,412)
  Compensation for Talbot earnout                   4,664       7,194
  Other non-cash stock based compensation           1,635       1,804
  Gain on forgiveness of debt                           -      (4,500)
  Future income taxes                                 155        (972)
Non-cash working capital items
  Trust cash                                       48,655      15,066
  Accounts and other receivables                   53,495      33,113
  Prepaid expenses                                    741         769
  Accounts payable and accrued liabilities       (105,420)    (65,817)
  Other assets                                        135         129
  Income taxes                                      7,994       8,398
                                              ------------------------
  Net cash flows from operating activities         34,105      13,192
                                              ------------------------

Investing activities
  Property and equipment - purchases               (2,904)       (936)
  Property and equipment - proceeds on sale             -           1
  Purchase of subsidiaries, net of cash
   received                                        (8,448)        (18)
  Sale of subsidiaries                              1,174       3,876
  Other assets                                        276       4,399
                                              ------------------------
  Net cash flows from (used for) investing
   activities                                      (9,902)      7,322
                                              ------------------------

Financing activities
  Bank debt                                        75,000           -
  Long-term debt and capital leases -
   repayments                                      (1,374)     (4,263)
  Proceeds from exercise of stock options             704         504
  Dividends paid                                   (2,199)     (1,835)
  Windfall tax benefit                                 80           -
                                              ------------------------
  Net cash flows from (used for) financing
   activities                                      72,211      (5,594)
                                              ------------------------

Effect of exchange rate changes on cash and
 cash equivalents                                     (32)       (232)
                                              ------------------------
Change in cash and cash equivalents                96,382      14,688
Cash and cash equivalents - Beginning of
 period                                            70,118      98,204
                                              ------------------------
Cash and cash equivalents - End of period        $166,500    $112,892
                                              ------------------------
                                              ------------------------


HUB INTERNATIONAL LIMITED
Compensation for the Talbot Earnout and Other
Non-cash stock based compensation
For the three months ended March 31, 2006 and 2005
(in thousands of U.S. dollars)

Non-cash stock based compensation, including both compensation for the Talbot acquisition and other non-cash stock based compensation, of $6,299 and $8,998 for the three months ended March 31, 2006 and 2005, respectively, was expensed with offsetting credits to contributed surplus, and accounts payable and accrued liabilities. The Company recognized the fair value of non-cash stock based compensation as an expense over the period in which entitlement to the compensation vests.

Compensation for the Talbot earnout includes both cash and non-cash stock based compensation and is detailed below.

Other non-cash stock based compensation for the three months ended March 31, 2006 and 2005 is comprised of the following:



                                                   2006        2005
                                              ------------------------
Other non-cash stock based compensation:
  Stock options granted June 2002                      $-        $462
  Stock options granted February 2003                   -         100
  Restricted share units (RSUs) granted for
   2003 bonuses                                       852         734
  Other RSUs                                          783         501
  Common shares for acquisitions                        -           7
                                              ------------------------
  Total other non-cash stock based
   compensation                                    $1,635      $1,804
                                              ------------------------


Compensation for the Talbot earnout is
 comprised of the following:

                                                   2006        2005
                                              ------------------------
  Cash compensation                                    $-      $3,317
  Non-cash stock based compensation                 4,664       3,877
                                              ------------------------
  Total compensation for the Talbot earnout        $4,664      $7,194
                                              ------------------------
                                              ------------------------




The Company estimates other non-cash stock based compensation expense for 2006 through 2011 will be:

Year ended
 December 31,           2006    2007    2008    2009    2010    2011
-------------         ------------------------------------------------
RSUs granted for 2003
 bonuses               $2,218  $1,991  $1,991  $1,991  $1,936      $-
Other RSUs              4,174   4,150   3,986   1,706     998     140
Common shares for
 acquisitions              19       5       -       -       -       -
                      ------------------------------------------------
Total other non-cash
 stock based
 compensation          $6,411  $6,146  $5,977  $3,697  $2,934    $140
                      ------------------------------------------------
                      ------------------------------------------------

The Company estimates the compensation for the Talbot earnout for 2006 through 2011 will be:

Year ended
 December 31,           2006    2007    2008    2009    2010    2011
-------------         ------------------------------------------------
Cash compensation          $-      $-      $-      $-      $-      $-
Non-cash stock based
 compensation           9,940   1,759       -       -       -       -
                      ------------------------------------------------
Total compensation for
 the Talbot earnout    $9,940  $1,759      $-      $-      $-      $-
                      ------------------------------------------------
                      ------------------------------------------------


In total, as of March 31, 2006, we had issued and outstanding approximately 1.1 million stock options at a weighted average exercise price of $15.40. Our closing share price on the New York Stock Exchange was $28.08 on March 31, 2006.

    CONTACT: Hub International Limited
             W. Kirk James (Media), 312-279-4881
             email: Kirk.james@hubinternational.com
             or
             Heather Schneider (Media), 312-279-4683
             email: Heather.schneider@hubinternational.com
             or
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum (Investors), 847-749-1010
             fax: 847-577-6767
             website: http://www.rosenbaumadvisors.com
             email: michael@rosenbaumadvisors.com